Exhibit 99.1

Media Contact	October 2, 2017
Casey Lassiter, 205-410-2777
casey.lassiter@healthsouth.com

Investor Relations Contact
Crissy Carlisle, 205-970-5860
crissy.carlisle@healthsouth.com

HEALTHSOUTH AMENDS SENIOR CREDIT FACILITY
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) today announced it has amended the credit agreement governing its senior secured credit facility. The amendment increased the size of its revolver from $600 million to $700 million, decreased the balance of its term loan facilities by approximately $110 million to $300 million, reduced the spread used to calculate the applicable interest rate by 25 basis points, extended the agreement’s maturity by two years to 2022, and changed the covenants to, among other things, allow for additional investment and restricted payment capacity and additional capacity for capital expenditures.
The Company intends to file a Form 8-K related to the amended credit agreement with the Securities and Exchange Commission. When filed, that Form 8-K will also be available on the Company’s website at http://investor.healthsouth.com under SEC filings.
About HealthSouth
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based patient care in 36 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.
Forward-Looking Statements
Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, HealthSouth’s ability to comply with extensive, complex, and ever-changing regulations in the healthcare industry; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving

HealthSouth, including its pending DOJ and HHS-OIG investigations and any matters related to yet undiscovered issues, if any, at acquired companies; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including unauthorized access to or theft of patient, business associate, or other sensitive information; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarters ended June 30, 2017 and March 31, 2017.